FOR IMMEDIATE DISTRIBUTION

Premier Power Reports Third Quarter 2009 Financial Results

•	Revenues Increases 53% from Second Quarter
•	Gross Margin Increases 11 Points Year-Over-Year
•	Acquires Strategic Italian Subsidiary

El Dorado Hills, CA, November 16, 2009 – Premier Power Renewable Energy, Inc. (OTCBB: PPRW.OB), a global leader in the development, design, engineering and construction of solar power systems for commercial, government and utility markets in the U.S., Spain and Italy, today reported financial results for its third quarter ended September 30, 2009.

“We are pleased with the continued progress we made during the third quarter, despite the difficult economic and business environment,” said Dean Marks, chief executive officer of Premier Power. “While the challenging economic environment and tight credit markets have impacted our revenue in the first nine months of the year, we have made significant progress in expanding Premier’s global footprint and market opportunity.  With the acquisition of Arco Energy in the third quarter, we further expanded our market leadership positions in Europe. We continue to see significant growth opportunities in Spain and Italy. Our U.S. order backlog and pipeline are larger than it has ever been and we are starting to see signs that the U.S. market is beginning to break loose. Overall, we are very optimistic about our business prospects as we look towards the remainder of the year and expect to deliver solid growth and shareholder value.”

Key Highlights

•	U.S. commercial revenue in the third quarter was $3.2 million, up $1.8 million or 138%, a clear sign the U.S. market is rebounding, despite the financial crisis.
•
Premier Power currently has 20 MWs under development in Italy.  Premier has completed construction on the first MW of the 20 Mws.  Each MW represents approximately $5.5MM in revenue.  Premier plans to recognize the revenue on this first MW in either Q4 or Q1 of next year.  Premier has another 4 MWs currently under construction with mounting structures being put in the ground, which equates to approximately $23MM in revenue.

•
Premier's Spanish business has secured contracts for over 4MWs this year, representing 100% growth over last year.  As a result there has been a significant increase in backlog in the first nine months with quarter over quarter increases.

•	Premier recently added a new office in Barcelona to compliment its Madrid and Pamplona operations, and has begun securing sales in the region.
•	Excluding one-time charges for the acquisition of our new Italian subsidiary operating expenses declined as compared to the second quarter.
•	The decline in solar module prices have resulted in a gross margin increase of 11 points in the third quarter as compared to the second quarter

Third Quarter & Nine Months Business Summary

Revenue for the third quarter was $6.3 million, compared to $9.3 million in the third quarter of 2008, and $4.1 million in the second quarter of 2009. The third quarter was the first quarter of revenue from our newly acquired Italian subsidiary, which contributed approximately $337,000 of revenue, which does not include an estimated $3.6 million in revenue from our first large scale Italian power plant, which has already been constructed and will be recognized in the coming quarters.

The Company reported a third quarter GAAP net loss of $988,000, or a loss of $0.04 per share, compared to a net income of $338,000, or income of $0.01 per diluted share, for the third quarter last year, and a net loss of 259,000, or a loss of $0.01 per share, for the second quarter of 2009.

For the nine months ended September 30, 2009, revenue was $15.2 million, compared to $27.2 million in the nine months ended September 30, 2008.  The nine months ended September 30, 2009 was the first period of revenue from our newly acquired Italian subsidiary, which contributed approximately $337,000 of revenue, which does not include an estimated $3.6 million in revenue from our first large scale Italian power plant, which has already been constructed and will be recognized in the coming quarters.   For the nine months ended September 30, 2009, the Company reported a net loss of $526,000, or a loss of $0.02 per share, compared to net income of $613,000 or $0.03 per diluted share for the same period in 2008.

Total cash and cash equivalents were $3.7 million on September 30, 2009, compared to $3.6 million for the period ended June 30, 2009. Project assets increased from zero to over $3.1 million in the third quarter, which reflects Premier’s new focus on development and construction activities that will translate to revenues in subsequent quarters.

Investor Conference Call Information

The earnings conference call to discuss the third quarter earnings is scheduled for Monday, November 16, 2009 at 1:30 pm PT. To participate on this conference call, please dial (877) 941-4778 for calls within the U.S. and (480) 629-9763 for calls from international locations, and request the “Premier Power” conference call. The call will also be broadcast live over the Internet and will be available for replay for 90 days following the call at www.premierpower.com. A telephone replay will be available two hours after the call through November 23, 2009 by dialing (800) 406-7325 in the United States and (303) 590-3030 for international callers. All parties will need the following replay pass code 4183692.

About Premier Power

Premier Power Renewable Energy, Inc. is a leading global provider of large and small-scale solar power systems, delivering unmatched experience to commercial, governmental and residential customers throughout North America and Europe. Premier Power designs, engineers and integrates the solar industry's leading products. Premier Power's technologies and services have enabled its customers to maximize clean energy output along with project savings. Today, Premier Power designs and deploys the most innovative solar electric systems through market-leading innovation and exceptional customer service. Premier Power is headquartered in El Dorado Hills, CA and trades on the OTC Bulletin Board under the symbol PPRW.OB. Additional information is available at the Company's website at www.premierpower.com.

FORWARD-LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Premier Power Renewable Energy, Inc. (“Premier”), which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to reliance on a limited number of customers, market demand, cyclical nature of our markets, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Premier's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Premier will be those anticipated by Premier. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Investor Contact:
Todd Kehrli & Charles Messman
MKR Group, Inc.
323-468-2300
pprw@mkr-group.com

PREMIER POWER RENEWABLE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,666,219	$5,770,536
Accounts receivable, net of allowance for doubtful accounts of
$18,000 at September 30, 2009 and December 31, 2008	3,215,761	4,767,653
Inventory	2,089,883	1,424,910
Project assets	3,108,372	-
Prepaid expenses and other current assets	284,201	259,328
Costs and estimated earnings in excess of billings
on uncompleted contracts	1,136,653	235,929
Sales tax receivable	161,918	93,775
Deferred tax assets	262,709	228,835
Total current assets	13,925,716	12,780,966

Property and equipment, net	512,489	474,905
Intangible assets	962,852	1,048,420
Goodwill	12,465,857	483,496
Deferred tax assets, long-term	1,427,421	24,867
Total assets	$29,294,335	$14,812,654

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,280,346	$3,707,141
Accrued liablilities	893,597	1,368,018
Billings in excess of costs and estimated earnings
on uncompleted contracts	753,498	1,206,403
Taxes payable	410,385	184,470
Borrowings, current	144,500	38,311
Total current liabilities	6,482,326	6,504,343

Borrowings, non-current	2,136,589	92,407
Contingent consideration liability	12,026,400	-
Defered tax liabilities, long-term	343,279	343,279
Total liabilities	20,988,594	6,940,029

Shareholders' equity:
Series A convertible preferred stock, par value $.0001 per share: 5,000,000 shares designated; 20,000,000 shares of preferred stock authorized; 3,500,000
shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	350	350
Series B convertible preferred stock, par value $.0001 per share: 2,800,000 shares designated out of 20,000,000 shares of preferred stock authorized; 2,800,000 and 0 shares issued and outstanding
at September 30, 2009 and December 31, 2008, respectively	280	-
Common stock, par value $.0001 per share; 500,000,000 shares authorized;
29,050,250 and 26,048,075 shares issued and outstanding at
September 30, 2009 and December 31, 2008, respectively	2,605	2,605
Additional paid-in-capital	17,598,750	7,542,064
(Accumulated deficit) retained earnings	(9,480,855)	369,296
Accumulated other comprehensive income (loss)	11,155	(41,690)
Total Premier Power Renewable Energy, Inc., shareholders' equity	8,132,285	7,872,625
Noncontrolling interest	173,456	-
Total shareholders' equity	8,305,741	7,872,625
Total liabilities and shareholders' equity	$29,294,335	$14,812,654

PREMIER POWER RENEWABLE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND SEPTEMBER 30, 2008

	For Three Months ended September 30,		For Nine Months ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$6,284,590	$9,236,108	$15,192,289	$27,224,925
Cost of sales	(4,901,252)	(8,233,171)	(12,901,906)	(23,502,924)
Gross profit	1,383,338	1,002,937	2,290,383	3,722,001

Operating expenses:
Sales and marketing	601,281	576,451	1,973,585	1,571,826
General and administrative	1,842,370	515,163	4,245,111	1,427,653
Total operating expenses	2,443,651	1,091,614	6,218,696	2,999,479

Operating (loss) income	(1,060,313)	(88,677)	(3,928,313)	722,522

Other income (expense):
Interest expense	(29,687)	(16,912)	(37,857)	(55,957)
Change in fair value of financial instruments	-	-	2,183,498	-
Interest income	2,091	50	30,529	21,867
Total other income (expense), net	(27,596)	(16,862)	2,176,170	(34,090)

(Loss) income before income taxes	(1,087,909)	(105,539)	(1,752,143)	688,432

Income tax benefit	91,502	352,762	1,217,989	148,428

Net (loss) income	(996,407)	247,223	(534,154)	836,860

Less: Net loss (income) attributable to noncontrolling interest	8,589	90,728	8,589	(224,315)

Net (loss) income attributable to Premier Power Renewable Energy, Inc.	$(987,818)	$337,951	$(525,565)	$612,545

Earnings Per Share attributable to Premier Power Renewable Energy, Inc:

Basic	$(0.04)	$0.02	$(0.02)	$0.03
Diluted	$(0.04)	$0.01	$(0.02)	$0.03

Weighted Average Shares Outstanding:

Basic	26,048,294	22,268,639	26,048,932	21,533,243
Diluted	26,048,294	23,067,552	26,048,932	21,802,474

PREMIER POWER RENEWABLE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND SEPTEMBER 30, 2008

	For Nine Months Ended
	September 30, 2009	September 30, 2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	(534,154)	836,860
Adjustments to reconcile net (loss) income provided by
(used in) operating activities:
Employee stock compensation	376,686	-
Depreciation and amortization	308,804	73,286
Settlement of warrant liability	(2,183,498)	-
Changes in operating assets and liabilities:
Accounts receivable	1,906,258	(5,292,474)
Sales tax receivable	(63,812)	-
Inventory	(372,632)	(5,519,001)
Prepaid expenses and other assets	(23,264)	25,342
Project assets	(3,068,025)	-
Costs and estimated earnings in excess of billings
on uncompleted contracts	(866,077)	(603,588)
Accounts payable	145,794	2,424,216
Accrued liabilities	(537,774)	719,288
Billings in excess of costs and estimated earnings
on uncompleted contracts	(360,961)	5,323,707
Taxes payable	(145,506)	-
Deferred taxes	(1,436,428)	(203,542)
Net cash used in operating activities	(6,854,589)	(2,215,906)

Cash flows from investing activities:
Acquisition of property and equipment	(113,018)	(89,833)
Net cash paid for Rupinvest acquisition	(1,977)	-
Proceeds from sale of property and equipment	-	5,480
Net cash used in investing activities	(114,995)	(84,353)

Cash flows from financing activities:
Principal payments on borrowings	(33,649)	(50,745)
Sale of noncontrolling interest	175,600	-
Proceeds from borrowings	2,152,434	1,250,000
Proceeds from issuance of preferred stock and warrants	3,000,000	5,712,128
Repayment from shareholders	-	23,458
Distributions	-	(452,000)
Cost related to share registration	(460,809)	-
Net cash provided by financing activities	4,833,576	6,482,841

Effect of foreign currency	15,334	(14,380)
(Decrease) increase in cash and cash equivalents	(2,120,674)	4,168,202
Cash and cash equivalents at begining of period	5,786,893	1,278,651
Cash and cash equivalents at end of period	$3,666,219	$5,446,853

Supplemental cash flow information:
Interest paid	$35,417	$16,912
Taxes paid	$140,535	$55,113

Non-cash investing and financing activities:
Common stock issued to acquire noncontrolling interest	$-	$1,489,234
Issuance of notes to acquire equipment	$-	$62,983

Net cash paid for Rupinvest acquisition:

Tangible assets	$615,970
Intangible assets	12,087,370
Total assets	12,703,340

Liablilities assumed	(658,648)

Purchase price	12,044,692
Less:
Contingent consideration liability	(12,026,400)
Cash acquired	(16,315)
Net cash paid for Rupinvest acquisition	$1,977